Exhibit 6.3

CONSULTING AGREEMENT

This Agreement is made as of December 1, 2025 (the “Effective Date”) by and between Tranquil Healthcare, Inc., a Delaware Corporation (together with its affiliates, the “Company”) and OCIFG, Inc., a California Corporation (“Consultant”) (each of Company and Consulting may be referred to individually as a “Party,” or collectively as the “Parties”).

WHEREAS, Consultant has experience with the types of advisory services set forth on Exhibit A hereto and is willing to provide such services to the Company; and

WHEREAS, Company wishes to obtain Consultant’s advisory services, as requested by Company, on a non-exclusive basis.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

(a)   “Confidential Information” means any non-public information relating to the services being provided pursuant to this Agreement, intellectual property, products, services, operations, plans or business of either Party and which either Party reasonably deems confidential, or would otherwise reasonably be understood to be confidential under the circumstances, regardless whether so labeled or the form of disclosure (including written, encoded, graphic, other tangible form, or oral) including, but not limited to, the following: trade secrets, know-how, formulae, inventions, patent applications, devices, techniques, processes, data, software programs, schematics, plans, machinery, designs, equipment, processes, pricing information, software source documents, contracts, customer and supplier lists, financial information, sales, manufacturing, and marketing plans, and information and business plans. For the avoidance of doubt, each Party shall at all times retain sole and exclusive title to all of its respective Confidential Information, except as expressly provided in this Agreement.

(b)   “Affiliate” means, with respect to any Person, another person that directly or indirectly through one or more intermediaries, owns or controls, is owned or controlled by or is under common ownership or control with such first Person.

(c)   “Person” means any human being, labor organization, partnership, association, joint venture, corporation, legal representative, trust, trustee, trustee in bankruptcy, receiver, government, governmental body, agency, authority, court or any other legal entity whatsoever.

2.	Services: As requested by Company, Consultant agrees to provide the services as described on Exhibit A-1 hereto, as maybe amended from time to time, which may only be amended by a written amendment executed by both Parties. Consultant also agrees to have up to one (1) weekly status report meeting with the Company, upon reasonable request by the Company, to provide an update on the status of the services described in Exhibit A-1. Any materials developed by the Consultant will be provided to the Company for its review and approval (including legal review) prior to any dissemination. Consultant shall not communicate with any third party regarding the services, the Company, or any potential financing, transaction, or strategic matter without the Company’s prior written approval.

3.	Term: The term of this Agreement shall commence as of the Effective Date, until cancelled or terminated in accordance with this Agreement, and shall continue until the expiration or earlier termination of the applicable Exhibit A-1, unless earlier terminated in accordance with this Agreement. Any continuation of services beyond the term of an Exhibit A-1 shall require a written amendment executed by both Parties.

4.	Consulting Fees and Payments: Company will pay Consultant as provided for in Exhibit A-1, subject to the terms and conditions set forth in this Agreement and Exhibit A-1.

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5.	Intellectual Property: Consultant will promptly disclose to Company, any invention, trademark, copyrightable material, or commercial idea or plan, arising from Consultant’s work under this Agreement (“Work Product”). Company will be or will be made the exclusive owner of any such Work Product. Consultant thereby irrevocably assigns all Work Products right, title, and interest in and to the Work Products. Consultant will execute such documents and take such other action if requested by the Company, at Company’s expense, as may be necessary or appropriate to establish, register, record or otherwise document Company’s ownership therein in the United States and/or globally. Consultant hereby irrevocably appoints Company as Consultant’s attorney-in-fact for the purpose of executing such documents, if so desired by the Company. Consultant shall ensure that any subcontractors or freelance non-employees engaged in connection with the services assign to Consultant all rights in any work product created by such persons, and Consultant shall assign such rights to Company to the extent such work product constitutes Work Product hereunder. Consultant agrees to obtain Company’s prior written approval for any presentation or publication relating to the services provided to Company hereunder or to information disclosed to Consultant by Company in connection with this Agreement, both as to content and time of publication or presentation. Company, in its sole discretion, reserves the right to withhold or deny such approval of any presentation or publication relating to the services provided to Company pursuant to this Agreement or to Confidential Information disclosed to Consultant by Company in connection with this Agreement.

6.	Independent Contractor: It is understood that in carrying out any of the services under this Agreement, Consultant is at all times acting and performing as an independent contractor of the Company , and nothing herein shall be deemed to create any partnership, joint venture, fiduciary, employment, or agency relationship between the Parties. Consultant will pay all obligations imposed by any federal, state or local law, regulation or order now or hereafter in force, including, but not limited to, taxes, unemployment compensation or insurance, social security and workmen’s compensation and including the filing of all returns and reports required of employers and the payment of all assessments, taxes, contributions and other sums required of them. Consultant may, with the prior knowledge and approval of the Company, introduce potential investors or other third parties to the Company; provided, however, that Consultant shall not solicit investments, negotiate investment terms, recommend or advise any investor regarding an investment in the Company, engage in any sales or promotional activity, receive any transaction-based or success-based compensation, or act as a broker, dealer, finder, placement agent, or similar intermediary with respect to any securities or financing transaction. Any and all contracts, agreements, communications, or representations made by Consultant in the performance hereof shall be made by Consultant as principal and not as agent of Company, and Company has no liability to any party to any such contracts made by Consultant. Consultant shall have no authority to bind to the Company, make commitments on behalf of the Company, or hold itself out as having any such authority, and the Company shall have no liability to any third party arising from any such contract, communication, or representation.

7.	Warranties and Representations:

(a)   Consultant warrants and represents during the term of this Agreement that: (a) Consultant will perform all services in a professional manner in accordance with all applicable laws, regulations and other legal requirements and in compliance with all of Company’s policies provided to Consultant; (b) Consultant is a U.S. citizen or registered entity in the United States or is authorized to work in the U.S., is not acting and will not act during the term of this Agreement in violation of the Immigration Reform and Control act of 1986, its amendments, and regulations thereunder; (c) Consultant has the full power and authority to enter into this Agreement and to perform the obligations set forth herein; and (d) entering into and performing this Agreement will not violate any laws, contracts, or obligations that Consultant is bound by and no third-party approvals are required for Consultant to enter into this Agreement.

(b)   Company warrants and represents during the term of this Agreement that: (a) Company has the full power and authority to enter into this Agreement and to perform the obligations set forth herein; (b) Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (c) entering into and performing this Agreement will not violate any laws, contracts, or obligations that the Company is bound by and no third-party approvals are required for the Company to enter into this Agreement; (d) Company is financially solvent and has the financial resources to pay the compensation to Consultant that is set forth in Exhibit A-1 hereto; and (e) Company will comply with all applicable laws in regulations related to the services being performed by Consultant.

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8.	Indemnification: Each Party hereby indemnifies and holds the other Party and its subsidiaries, affiliates, parents, partners and licensees harmless from and against any loss, cost, liability, damage or expense (including reasonable attorney’s fees and expenses) any of them may incur or be liable for arising out of any breach or alleged breach of obligations hereunder, including but not limited to negligence, willful misconduct as well as breach of any of the representations and warranties made by the Parties hereunder.

9.	Cancellation: Either Party may cancel this Agreement by written notice to the other Party with notice of thirty (30) days, and Company agrees to pay Consultant for any fees due and accrued by Consultant through the effective termination date. Upon termination of this Agreement, each Party will promptly return all of the other Party’s property and Confidential Information. In addition, each Party may terminate this Agreement with no advanced notice for Cause. “Cause” shall include (i) a material breach of this Agreement that is not cured within ten (10) days after written notice, (ii) breach of confidentiality or intellectual property obligations, (iii) fraud, gross negligence, willful misconduct, or unlawful acts, or (iv) material misrepresentation by Consultant. Upon termination of this Agreement, each Party shall promptly return or destroy the other Party’s property and Confidential Information. Sections relating to confidentiality, intellectual property ownership, payment obligations, and any provisions which by their nature should survive termination shall survive termination.

10.	Confidentiality/Nondisclosure/Non solicitation:

(a)   Each Party may disclose certain of its Confidential Information to the other Party in connection with the services under this agreement, including information related to the disclosing Party’s business, services, product, partners, investors, operators, business plans, financial information, trade secrets, know-how, and other proprietary or sensitive information.

(b)   Each Party agrees that it will not divulge, disclose, communicate or release or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization, at any time, any Confidential Information of the other Party, summary of Confidential Information or any reports based on Confidential Information without the express written consent of the other Party. Each Party shall restrict disclosure of the Confidential Information to only those of his/her employees, agents, or consultants with a need to know such information in order to consider perform under this Agreement and advise those employees, agents or consultants of their obligation under this Agreement to protect the Confidential Information. Each Party shall take all necessary measures to ensure that the absolute confidentiality of the Confidential Information is maintained, including but not limited to any measures that a Party takes to safeguard his/her own valuable Confidential Information, but in no event less than a reasonable standard of care.

(c)   Notwithstanding the foregoing, each Party’s obligations to keep information confidential shall not apply to information which (i) was lawfully known to the receiving without an obligation to keep confidential, (ii) becomes publicly available through no breach of this agreement; (iii) was received from a third party as long as such third party was under no obligation to keep such information confidential; (iv) was independently developed by the receiving Party independently without use of disclosing Party’s Confidential Information; and (v) is approved for disclosure by the prior written authorization of disclosing Party.

(d)   If any Confidential Information is subpoenaed from or a demand for production is made by any other form of legal process on a receiving Party or any of partners, directors, officers, subsidiaries, affiliates or agents by any court, administrative or legislative body or any other person or entity purporting to have authority to subpoena or demand the production of Confidential Information, receiving Party, shall not (nor shall receiving Party permit partners, directors, officers, employees or agents to) produce the Confidential Information without first, to the extent legally permissible, giving written notice of the subpoena or demand (including the delivery of a copy thereof) to counsel for disclosing Party within sufficient time prior to the time when production of the Confidential Information is requested by subpoena or demand to give disclosing Party a reasonable time within which to object to such production.

(e)   Upon termination of this Agreement, the receiving Party agrees to promptly return to disclosing Party, all reports, summaries, copies, notes documents, papers, or other matters that contain Confidential Information, whether in physical or electronic form.

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(f)    Each Party acknowledges that a breach of this Section 10 may not be adequately compensated by monetary damages, and each Party agrees that the disclosing Party may be entitled to, in addition to any other right or remedy available to it at law or inequity, seek injunctive relief restraining such breach or threatened breach, and to specific performance of Section 10 of this Agreement, and, in either case, no bond or other security will be required in connection therewith.

(g)   Consultant agrees that for a period of one (1) year, the Consultant will not, directly or indirectly, solicit, hire, or induce any employee, contractor, consultant, operator, partner, vendor, or other consultants of the Company without prior written authorization of the Company. In addition, Consultant will not utilize any list of existing investors of the Company without prior written authorization of the Company.

(h)   The confidentiality obligations under this Section shall survive termination of this Agreement for a period of three (3) years, provided that obligations relating to trade secrets shall survive for so long as such information remains a trade secret under applicable law.

11.	Assignment: Consultant acknowledges that this Agreement is for his/her personal services and may not be assigned, transferred, or subcontracted, in whole or in part by Consultant without the express written consent of Company, which will not be unreasonably withheld, conditioned, or delayed. Company may assign this Agreement, without Consultant’s consent, to any affiliate or in connection with a merger, reorganization, sale of assets, financing, or similar transaction upon written notice to Consultant.

12.	Notices: Service of all notices under this Agreement shall be sufficient if given personally or mailed or emailed to any officer of Company or to Consultant at their respective addresses as herein set forth. Any notice mailed shall be deemed to have been given on the day it is mailed.

13.	Failure to Exercise Rights: The failure of any of the Parties hereto to exercise the rights granted them herein upon the occurrence of any of the contingencies set forth herein shall not in any event constitute a waiver of any such rights upon the recurrence of any such contingency.

14.	Entire Agreement, Amendments: There are no other Agreements or understandings, written or oral between the Parties, regarding the conditions specified herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification shall be attached hereto.

15.	Governing Law: This Agreement shall be construed pursuant to the laws of the State of California without giving effect to its conflicts of law rules.

16.	Attorneys’ Fees: In any action to enforce this Agreement, the prevailing Party shall be entitled to recover all court costs and expenses and reasonable attorneys’ fees, in addition to any other relief to which it may be entitled.

17.	Non-Exclusivity: The Parties acknowledge that this Agreement is non-exclusive and either Party will be free, during and after the term of this Agreement, to engage or contract with third parties for the provision of services similar those contained in this Agreement, notwithstanding the Consultant agreements that it shall not, during the term of this Agreement, provide services to any third party that would create a material conflict with the Company, nor use the Company’s confidential information in connection with any such services. Consultant shall promptly disclose to the company any engagement that could reasonably be expected to present a conflict of interest.

18.     Advice of Counsel: Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

18.	Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Moreover, this Agreement, including any counterparts, if affixed with an electronic signature platform, or signed and submitted by facsimile, or by e-mail as a scanned document, will be deemed an original signed Agreement binding on the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this instrument as of the Effective Date. By signing below, each Party attests to understanding and agreeing to conditions listed above.

Company: Tranquil Healthcare, Inc.

By:
	Name:	Tyler Ehler
	Title:	CEO

Email:

Consultant: OCIFG, Inc.

By:
	Name:	Kevin Wiltz
	Title:	Chairman

Email:

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EXHIBIT A-1

Service Assignment #1 Under Consulting Agreement

Dated: December 1, 2025

Description of Services:

Consultant will render the following services to Company (the “Services”):

A.	Strategic and Corporate Advisory

Advise the Company with regard to strategic alternatives, corporate finance considerations, and business positioning.

B.	Business Development Support

Analyze business development initiatives and assist the Company, on an as needed basis, with evaluating and prioritizing such initiatives. This includes providing feedback on new potential clinic partners within fourteen (14) days from receipt of a request to do so by the Company.

C.	Strategic Opportunities and Partnerships

Assist the Company in identifying and analyzing potential strategic opportunities, partnerships, or transactions, and where appropriate, developing high-level frameworks for implementation.

D.	Professional Services & Network Infrastructure

On an as requested basis, introduce the Company to professional services providers, with the two key providers being legal and accounting, as appropriate to support the Company’s strategic initiatives.

E.	Investor & Corporate Communications

Review, updated, and provide feedback on investor presentations, corporate decks, and related materials, including preparing updated presentation materials on a monthly basis.

F.	Industry & Company Analysis

Analyze the Company’s business and industry and provide the Company with a written report, including financial models, summarizing its findings (the “Corporate Profile”), for internal or external use, at the Company’s discretion.

G.	Visibility and Thought Leadership

Assist the Company with identifying and attending networking events to increase the Company’s visibility in its industry, with a minimum of one (1) conference or networking event per quarter.

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Deliverables

Subject to the Company’s cooperation, availability of information, and strategic priorities, Consultant shall use commercially reasonable efforts to support the following deliverables related to the Services:

1.	Presentation Materials:
Review and update the Company’s primary investor or corporate presentation materials no less than once per calendar month, or more frequently as reasonably requested by the Company.
2.	Thought Leadership & Speaking Opportunities:
Identify and propose at least one (1) speaking, panel, or conference opportunity per calendar quarter, which may include industry events, webinars, or moderated discussions.
3.	Strategic Briefings: Provide periodic strategic updates, written summaries, or briefing materials, as requested by the Company, to support management and Board-level discussions.
4.	Networking & Introductions: Facilitate relevant introductions and meetings on an ongoing basis, as appropriate, to advance the Company’s strategic and visibility objectives.

Consultant shall devote such time and effort, as it deems commercially reasonable and adequate under the circumstances to the affairs of Company to render the Services contemplated by this Exhibit A-1. Consultant is not responsible for the Company’s decisions or agreements, and will not be responsible for any Services not rendered or deliverables not provided as a result of the Company’s failure to provide the necessary information reasonably requested by Consultant. Services will not constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. The acceptance of any advice shall be at the sole discretion of the Company. It is understood that a portion of the compensation paid hereunder is being paid by Company to have Consultant remain available to advise on an as-needed basis.

Term:

The term of this Exhibit A-1 will begin on December 8, 2025 and continue until October 3, 2026, or such earlier date the Agreement is terminated.

Fees And Reimbursement:

Consultant shall be paid pursuant to the following Schedule:

(i)	$25,000 on the Effective Date (“First Payment”),

(ii)	$25,000 on or before the 60th day after the Effective Date,

(iii)	$50,000 on or before the 120th day after the Effective Date,

(iv)	$50,000 on or before the 180th day after the Effective Date,

(v)	$50,000 on or before the 240th day after the Effective Date, and

(vi)	$50,000 on or before the 300th day after the Effective Date.

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Except for the First Payment, the Company may defer subsequent payments if the Board of Directors of the Company determines, at its sole discretion, that there is not sufficient cash available to make such applicable payment. Once the Board of Directors determines sufficient cash is available, the applicable deferred payments will be paid within five (5) days thereafter.

Any costs associated with marketing and other third party services will be approved in writing by the Company’s CEO prior to being incurred and paid directly by the Company to such applicable third party and shall not be considered a part of the fees charged by Consultant.

Consultant will be reimbursed for all out of pocket expenses pre-approved by the CEO of the Company, in writing.

Upon any termination of the Agreement, the Company will be responsible for payments up through the date of termination ratably based on the days elapsed from the for the applicable payment period.

The parties have executed this Exhibit A-1 as of the date set forth herein.

Company: Tranquil Healthcare, Inc.

By:
	Name:	Tyler Ehler
	Title:	CEO

Email:

Consultant: OCIFG, Inc.

By:
	Name:	Kevin Wiltz
	Title:	Chairman

Email:

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